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                                          UNITED STATES
                               SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C.  20549

                                          SCHEDULE 13G

                            Under the Securities Exchange Act of 1934
                                (Amendment No. 1 - Final Filing)


                                 COMMUNITY FINANCIAL GROUP, INC.
                          --------------------------------------------
                                        (Name of Issuer)


                            Common Stock, par value, $6.00 per share
                      ----------------------------------------------------
                                 (Title of Class of Securities)


                                            20365M108
                                    ------------------------
                                         (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X]   Rule 13d-1(b)
[ ]   Rule 13d-(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       Page 1 of 6 Pages
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                                          SCHEDULE 13G
-------------------                                         -----------------
CUSIP No. 20365M108                                         Page 2 of 6 Pages
-------------------                                         ------------------
===========================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSON
   Allen Holding Inc.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 (a)  [ ]
 (b)  [x]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Tennessee
--------------------------------------------------------------------------
   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
             0
---------------------------------------------------------------------------
6  SHARED VOTING POWER
           0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
             0
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
             0
--------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           0
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                     [x]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         HC
=====================================================
======================
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                                          SCHEDULE 13G
-------------------                                  --------------------
CUSIP No.20365M108                                    Page 3 of 6 Pages
-------------------                                  --------------------
=====================================================
======================1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSON
   Allen & Company Incorporated
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)  [ ]
                                                                   (b)  [x]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
  NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
--------------------------------------------------------------------------
5  SOLE VOTING POWER
             Not Applicable
---------------------------------------------------------------------------
6  SHARED VOTING POWER
           0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
             Not Applicable
---------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
           0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             Not Applicable
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                     [ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
             0%
---------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
         BD; CO
=====================================================
======================
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                                                       Page 4 of 6 Pages
                                          SCHEDULE 13G
Item 1.
             (a)   Name of Issuer:

                   COMMUNITY FINANCIAL GROUP, INC.

             (b)   Address of Issuer's Principal Executive Office:

                   401 Church Street
                   Nashville, TN 37219

Item 2.      Name of Person Filing

             (a)   Name of Person Filing:

                   Allen & Company Incorporated ("ACI")
                   Allen Holding Inc.("AHI")

             (b)   Address of Principal Office:

                   711 Fifth Avenue
                   New York, New York 10022

(c) Citizenship/Organization:

                   ACI - New York
                   AHI - Delaware

             (d)   Title Class of Securities:

                   Common Stock, par value, $6.00 per share

             (e)   CUSIP Number:  20365M108

Item 3.      If Statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether Person Filing is a

   (a)          [X]   ACI is a Broker-Dealer registered under Section 15 of
                           the Act.
   (g)          [X]   AHI is a parent holding company in accordance with
                      Rule 13d-1(b)(ii)(G).
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                                                      Page 5 of 6 Pages

Item 4.      Ownership.

             (a)   Amount Beneficially Owned:
                   Not Applicable

             (b)   Percent of Class:  0%

             (c)   Number of Shares to Which Such Person Has:
                     (i)   Sole voting power - Not Applicable
                    (ii)   Shared voting power -  0
                   (iii)   Sole dispositive power - Not Applicable
                    (iv)   Shared dispositive power - 0

Item 5.      Ownership of Five Percent or Less of a Class.
             ACI ceased to be the beneficial owner of five percent or more of the Issuer's Common Stock. This Amendment No. 1 is therefore a final filing.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person. Not Applicable.

Item 7. Identification and Classification of Members of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company.
             Not Applicable.

Item 8.      Identification and Classification of Members of the Group.
             Not Applicable.

Item 9.      Notice of Dissolution of Group.
             Not Applicable.

Item 10.     Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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Signature:  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 1999


ALLEN & COMPANY INCORPORATED

       /x/ Gaetano J. Casillo
By:-----------------------------
Name:  Gaetano J. Casillo
Title: Vice President


ALLEN HOLDING INC.

        /x/ Gaetano J. Casillo
By:----------------------------
Name:  Gaetano J. Casillo
Title: Vice President

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